Exhibit 99.1

Med-Cannabis Pharma, Inc. Announces the opening of stores on the Olympic Peninsula in the State of Washington.

Port Townsend, WA August 4,2014/ Med-Cannabis Pharma, Inc. (MCPI/QB) a Nevada Company specializing in Medical cannabis sales will be opening several Medical cannabis stores through its subsidiary Cannabis Hemporium in various towns on the Olympic Peninsula in the State of Washington during the month of August. The towns include Port Townsend, Port Hadlock and the Hood Canal location where work has been continuing for opening.

The announced acquisition of the Port Townsend Herbal Collective on April 21, 2014 has been canceled by mutual agreement between the Company and James Loe due to the inability of the Company to complete the audit of Loe and Associates. Due to the nature of the Medical Marijuana business it is very difficult to conduct an audit of a previous business when all transactions are in cash. The Company’s new Point of Sale system will solve that problem in the future. The previously announced 126 million shares of stock to be issued in conjunction with that transaction have also been canceled.

James Loe has agreed to remain with Med-Cannabis in his position as a Director and Vice President /COO. In Connection with that decision a shareholder (South Beach Live, Inc.) has agreed to transfer to James 10,000,000 shares of Restricted Common Stock that it owns. That will leave the total outstanding Common Stock for Med-Cannabis Pharma, Inc. at approximately 51 Million shares with no commitment for additional stock to be issued.

Currently the Company is in discussions with parties in New Mexico, Montana and Oregon to lease stores and open Medical Dispensaries in those states. In addition, the Company has negotiated a lease for space to open the only dispensary at the entrance and exit to a ferry landing with 4 million cars a year loading and unloading onto the peninsula.

The Company’s Pharmacy Management system is currently in negotiations with a recreational license holder for management services in setting up their recreational retail operation in the area where we are currently operating.

Forward Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing words such as "anticipate," "seek," intend," "believe," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based drugs. The Company does not undertake any duty nor does it intend to update the results of these forward-looking statements.

CONTACT:

Med-Cannabis Pharma, Inc.

Graciela Moreno, President

214-666-8364